Exhibit 99.11

1900 K Street, N.W. Washington, DC 20006 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

July 13, 2021

Aberdeen Funds

1900 Market Street, Suite 200

Philadelphia, PA 19103

Dear Ladies and Gentlemen:

We have acted as counsel for Aberdeen Funds (the “Trust”), a trust duly organized and validly existing under the laws of the State of Delaware, in connection with the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), relating to the transfer of the assets of each of Aberdeen International Sustainable Leaders Fund, Aberdeen Global Equity Impact Fund and Aberdeen Global High Income Fund (each a “Target Fund”), each a series of Aberdeen Investment Funds, into a corresponding series of the Registrant of the same name (each an “Acquiring Fund”) in exchange for Class A and Institutional Class shares of beneficial interest of the corresponding Acquiring Fund and the assumption of each Target Fund’s liabilities by the corresponding Acquiring Fund pursuant to the proposed reorganizations as described in the Registration Statement and the Agreement and Plan of Reorganization by and among each Target Fund and the corresponding Acquiring Fund. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Trust’s Amended and Restated Agreement and Declaration of Trust (“Declaration of Trust”) and Amended and Restated By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the Trust’s shares to be registered pursuant to the Registration Statement, when it is made effective, will have been validly authorized and legally and validly issued and, subject to the qualifications set forth in the Declaration of Trust, will be fully paid and non-assessable by the Trust. In this regard, we note that, pursuant to Section 6 of Article IV of the Declaration of Trust, the Trustees have the power to assist the Trust’s custodian, transfer, dividend disbursing, shareholder servicing or similar agent in the collection of certain fees by setting off such charges due from a Shareholder from declared but unpaid dividends or distributions owed such Shareholder and/or by reducing the number of Shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such Shareholder.

The opinions expressed herein are limited to the laws of the State of Delaware and the federal securities laws of the United States. We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof.

1900 K Street, N.W. Washington, DC 20006 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Trust’s Registration Statement to be dated on or about July 13, 2021, and in any revised or amended versions thereof, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP
Dechert LLP